Exhibit 99.1

MAP Pharmaceuticals Initiates Phase 3 Clinical Trial of Unit Dose Budesonide in Children with Asthma

MOUNTAIN VIEW, Calif., January 7, 2008/PRNewswire – FirstCall/ — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP), an emerging pharmaceutical company, today announced it has initiated a Phase 3 clinical trial evaluating Unit Dose Budesonide (UDB), the company’s proprietary nebulized version of budesonide, for the potential treatment of pediatric asthma.

UDB is an inhaled corticosteroid that is designed to be administered more quickly and to provide efficacy at lower doses than conventional nebulized budesonide and thus may offer improved safety, convenience and compliance for young patients who suffer from asthma.

The Phase 3 clinical trial is a multi-center, randomized, double-blind, placebo controlled study in approximately 360 asthmatic children, 12 months to eight years of age. Patients are randomized to either 0.25mg UDB, 0.135mg UDB or placebo given twice a day over a 12-week treatment period. The primary efficacy endpoint for the study is the change in nighttime and daytime composite symptom scores (cough, wheeze and breathlessness).

“Unit Dose Budesonide is one of MAP Pharmaceuticals’ two most advanced product candidates, and we are excited to announce the initiation of this Phase 3 clinical trial,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “We look forward to working with our investigators to continue to study the safety and efficacy of UDB and to support our goal of developing a convenient low dose therapy for the treatment of asthma in young children.”

About Unit Dose Budesonide

MAP Pharmaceuticals is developing Unit Dose Budesonide, a novel version of nebulized budesonide for treating pediatric asthma in children from 12 months to eight years of age. Budesonide is an inhaled corticosteroid that has been used for more than 20 years with demonstrated safety and efficacy. It is the only corticosteroid approved for treating asthma in pregnant women and in children as young as 12 months old. UDB is designed to be administered more quickly and to provide efficacy at a lower corticosteroid label dose than the commercially available product.

About Pediatric Asthma

Of the estimated 20 million diagnosed asthma patients in the United States, approximately 6.5 million are children under 18 years of age and approximately 1.4 million are children under five years of age. Guidelines released in 2007 recommend the prophylactic use of inhaled corticosteroids (ICS) as the preferred treatment to reduce inflammation and maintain long-term control of asthma in children aged five years and younger.

In the United States, children under the age of five typically use a nebulizer to receive inhaled corticosteroid medication because they lack the breath coordination needed to use pressurized metered-dose inhalers or they lack the lung capacity needed to use dry powder inhalers. The current goal of asthma management is, with proper treatment, to allow children with asthma to lead active lives.

Since the introduction of conventional nebulized budesonide, annual sales have grown to approximately $700 million in the United States and approximately $900 million worldwide in 2006, according to data published by IMS Health.

About MAP Pharmaceuticals, Inc.

MAP Pharmaceuticals develops and plans to commercialize new therapies for children and adults who suffer from diseases that the company believes are not treated adequately by currently available medicines. The company uses proprietary inhalation technologies to enhance the therapeutic benefits and commercial attractiveness of proven drugs, while minimizing risk, by capitalizing on their known safety, efficacy and commercialization history. The company has several proprietary product candidates in clinical development that address large market opportunities, including its two most advanced product candidates: a proprietary version of nebulized budesonide for the potential treatment of children with asthma (UDB), and a proprietary version of orally inhaled dihydroergotamine delivered by MAP Pharmaceuticals’ proprietary Tempo™ inhaler for the potential treatment of migraine (MAP0004). In addition to UDB and MAP0004, MAP Pharmaceuticals has several other proprietary product candidates in clinical development that also address large market opportunities, including a proprietary combination of an inhaled corticosteroid and a long-acting beta2-agonist for the potential treatment of asthma and chronic obstructive pulmonary disease.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the development, therapeutic potential and safety of the company’s UDB product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the enrollment and conduct of clinical trials, as well as risks relating to failure to achieve favorable clinical outcomes and that UDB will not be approved for commercial use by the United States Food and Drug Administration. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q, filed with the SEC on November 19, 2007, and available at http://edgar.sec.gov.

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